EXHIBIT 2.1
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                           PURCHASE AND SALE AGREEMENT
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         PURCHASE AND SALE AGREEMENT, made the 10th day of January, 2002, by and between MARK NITZBERG ("Seller") and JACLYN, INC., ("Buyer").

                                R E C I T A L S:
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         A.    Seller owns one hundred percent (100%) of the outstanding shares of Max N. Nitzberg, Inc., ("MNNI"), a Pennsylvania corporation (such 100% is referred to as the "Shares").

         B. MNNI owns one hundred percent (100%) of the outstanding shares of Topsville, Inc. ("Topsville"), a Florida corporation (such 100% is referred to as the "Topsville Shares").

         C. Topsville is engaged in the business of manufacturing, distributing and selling children and infants' apparel.

         D. Topsville owns one hundred percent (100%) of the outstanding shares of Josell Global Sourcing Ltd. ("JGSL"), a Hong Kong corporation (such 100% is referred to as the "JGSL Shares").

         E. Topsville uses offices located at 1333 Broadway, New York, New York (the "Topsville Office") and owns all of the furnishings, fixtures, equipment and chattels located at the Topsville Office (the "Office Property"), except for certain items that Topsville leases in that regard (the "Leased Property").

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         F.    JGSL uses offices located at Unit #3, Peninsula Tower, 19th
Floor, Kowloon, Hong Kong (the "JGSL Office") and owns all of the furnishings, fixtures, equipment and chattels located at the JGSL Office (the "JGSL Office Property"), except for certain items that JGSL leases in that regard (the "JGSL Leased Property").

         G. Topsville is party to a factoring agreement with Capital factors, Inc. ("Capital"), pursuant to which Topsville has assigned its accounts receivable to Capital (the "Factoring Agreement").

         H. Seller is desirous of selling the Shares to Buyer, and Buyer is desirous of purchasing same, on the terms and conditions set forth herein.

         NOW, THEREFORE, it is agreed as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         A. Definitions. In addition to the definitions set forth above, the following terms shall have the meanings specified:

               "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto;

               "Artwork" shall mean all of MNNI's, Topsville's and JGSL's rights, claims and interests in and to all artwork, patterns, trademarks, trade names, copyrights and intellectual property of any nature or medium whatsoever, which were created or developed by or for MNNI, Topsville or JGSL and which are or have been associated with the conduct of their business;

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               "Closing Date" shall mean (a) January 10, 2002; or (b) such other date as Buyer and Seller may agree upon in writing. The Closing shall be deemed effective as of the end of business on the Closing Date. Immediately upon the Closing, the purchase and sale of the Shares shall be deemed fully executed;

               "Closing" shall mean the conference to be held at 10:00 AM local time on the Closing Date at the offices of Klein & Liss, LLP, 470 Park Avenue South, 12th Floor, New York, New York, or at such other time and place as the parties may mutually agree to in writing;

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               "Exhibits" shall mean the exhibits referred to in this Agreement;

               "JGSL Leased Property" shall mean the items set forth on SCHEDULE 4.6, which schedule sets forth a description of each item of JGSL Leased Property and the financial and durational terms of its respective lease;

               "Knowledge of Seller" or "to the Seller's Knowledge" shall mean that which Seller knows or, based upon objective facts of which Seller is or should be aware, has reason to know or reasonably should believe;

               "Leased Property" shall mean the items set forth on SCHEDULE 4.5, which schedule sets forth a description of each item of Leased Property and the financial and durational terms of its respective lease;

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               "Lien" shall mean any mortgage, deed of trust, pledge,
hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, which affects (i) the Shares, (ii) the Topsville Shares, (iii) the JGSL Shares, (iv) any assets or property of MNNI,
(v) any assets or property of Topsville and/or (vi) any assets or property of JGSL, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the State of New York or the comparable law of any U.S. or foreign jurisdiction;

               "Material Adverse Effect" means anything that could have a materially adverse effect upon Buyer's right, title or interest in and to any of the Shares, the Topsville Shares or the JGSL Shares;

               "Net Sales" means the total invoiced price of goods sold by Topsville, less all discounts, customer allowances, markdowns, returns and unrecovered chargebacks;

               "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity;

               "Prescribed Margin Level" means an overall profit margin of at least twenty-two and one-half percent (22.5%) on Net Sales, when comparing the Net Sales to their "cost of goods sold";

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               "Purchase Price" shall mean the amount of three million two hundred forty-five thousand seven hundred two dollars ($3,245,702). The Purchase Price has been calculated based on Topsville's net book value, plus a premium of two million one hundred thousand dollars ($2,100,000), as more particularly set forth in Exhibit "A".

               "Schedules" shall mean the schedules referred to in this Agreement;

         B. Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

                                   ARTICLE II.
                                PURCHASE AND SALE

         A. Purchase and Sale. At the Closing, on the Closing Date, Seller shall fully and absolutely sell, assign, convey, transfer and deliver to Buyer all of the Shares, free and clear of any and all Liens of any nature whatsoever, and Buyer shall purchase same.

         B. Payment on Closing. At the Closing, on the Closing Date, Buyer shall pay to Seller the sum of one million seven hundred forty-five thousand seven hundred two dollars ($1,745,702) on account of the Purchase Price. The balance of the Purchase Price shall be paid as set forth in Article VIII.

         C. Closing Date Deliveries. At the Closing, on the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer, properly executed and

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dated and effective as of the Closing Date: (i) the official corporate records and corporate kit of Topsville and JGSL, including the stock ledgers, minutes and corporate seals thereof, (ii) the certificates for the Shares, duly endorsed to Buyer as owner/assignee thereof, (iii) the certificates for the Topsville Shares, evidencing MNNI's 100% interest therein, (iii) the certificates for the JGSL Shares, evidencing Topsville's 100% interest therein, (iv) the Consulting Agreement, and (v) such other documents as Buyer shall reasonably request.

         D. Taxes. All federal, state, local and other transfer, sales and use taxes (if any) applicable to, imposed upon or arising out of the transfer to Buyer of the Shares as contemplated by this Agreement shall be paid by Seller.

                                  ARTICLE III.
                            GOVERNMENTAL APPROVALS

           Seller represents and warrants that, to Seller's Knowledge, no approvals or requests for approval or waiver are required from any governmental authorities in connection with Seller's consummation of the Closing or any of the transactions by Seller that are contemplated thereby.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         A. Organization. MNNI is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania and is duly

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qualified to do business in every jurisdiction where it does business and where such qualification is necessary. Topsville is a corporation duly incorporated, validly existing and in good standing under the laws of Florida and is duly qualified to do business in every jurisdiction where it does business and where such qualification is necessary. JGSL is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and is duly qualified to do business in every jurisdiction where it does business and where such qualification is necessary. Each of MNNI, Topsville and JGSL has the power and authority to own, lease, and operate its properties and to carry on its business in the places where such properties are now owned, leased or operated, as such business is now conducted, and as it will be conducted at the time of Closing.

         B. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Seller, and the consummation and effectiveness of the transactions to be done by Seller contemplated hereby and thereby, are within the corporate power and authority of MNNI, Topsville and JGSL and have been duly authorized by all necessary corporate action by MNNI, Topsville and JGSL and do not require any further authorization or approval by any Person. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by Seller, valid and binding obligations of Seller, fully effective and enforceable against Seller.

         C. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Seller, and the execution and performance of the Consulting Agreement by Seller and Consultant, does not and will not, after the giving of notice, or the lapse of time or both, or otherwise:

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               i)     conflict with, result in a breach of, or constitute a
default under, the Certificate of Incorporation or by-laws of MNNI, Topsville or JGSL;

               ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule or regulation which is applicable to Seller, MNNI, Topsville, JGSL, the Shares, the Topsville Shares, the JGSL Shares and/or the transactions contemplated hereby, or any court or administrative order or process, or any contract, agreement, arrangement, commitment or plan to which Seller, MNNI, Topsville or JGSL is a party or by which Seller, MNNI, Topsville or JGSL is bound and which relates to the Shares, the Topsville Shares, the JGSL Shares and/or the transactions contemplated hereby;

               iii) result in the creation of any Lien upon the Shares, the Topsville Shares, the JGSL Shares or any assets of property of MNNI, Topsville or JGSL;

               iv) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority; or

               v) require the consent of any Person under any contract, agreement, arrangement, commitment or plan to which Seller, MNNI, Topsville or JGSL is a party or by which Seller, MNNI, Topsville or JGSL is bound.

         D.    Title to Assets; Liens and Encumbrances. On the Closing Date and

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simultaneously with the Closing, there shall not be any Liens on the Shares, the
Topsville Shares or the JGSL Shares. Except as set forth in SCHEDULE 4.1, and except for the Leased Property, as to which it holds valid leasehold interest, each of MNNI and Topsville owns good and exclusive title to all of its assets, free and clear of any and all Liens of any nature whatsoever. Except as set forth in SCHEDULE 4.2, and except for the JGSL Leased Property, as to which it holds valid leasehold interest, JGSL owns good and exclusive title to all of its assets, free and clear of any and all Liens of any nature whatsoever. As provided in Exhibit "E" {the "Factoring Assignment"), Capital will assign to Buyer both the Factoring Agreement and Liens that it has upon MNNI's, Topsville's and JGSL's assets no later than the Closing.

         E. Condition of Equipment. To Seller's Knowledge, except as set forth on SCHEDULE 4.3, no item of Office Property or JGSL Office Property is in need of imminent repair or replacement. To the extent that a scheduled item of Office Property or JGSL Office Property is in need of imminent repair or replacement, Buyer shall bear, collectively as to all such items, the first five thousand dollars ($5,000) of the cost of such repair or replacement and Seller shall bear the balance.

         F.    Leases of Real and Personal Property
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               i)     Seller has delivered a true and complete copy of the
leases for the Topsville Office and JGSL Office (including all riders, exhibits and amendments) to Buyer. If and when the originals of said documents are discovered by Seller, they will promptly be delivered to Buyer. To the extent, if any, that consent of any of the landlords of those leases is required for the continuation of those lease after the sale of the Shares, such consent has been obtained by Seller, copies thereof are annexed as SCHEDULE 4.4, and the originals thereof will be delivered to Buyer at or before Closing.

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               ii)    Annexed as SCHEDULE 4.5 is a complete and accurate list of all Leased Property. Annexed as SCHEDULE 4.6 is a complete and accurate list of all JGSL Leased Property. Seller has delivered a true and complete copy of all leases for the Leased Property and JGSL Leased Property (including all riders, exhibits and amendments) to Buyer. If and when the originals of said documents are discovered by Seller, they will promptly be delivered to Buyer.

               iii) Topsville and JGSL have made all payments required under the aforesaid real and personal property leases which accrued at or prior to Closing and, to Seller's Knowledge, there is no default under any of those leases.

               iv) Except as set forth in SCHEDULE 4.11, and except for personal effects of other employees of Topsville and JGSL who work at the Topsville Office and JGSL Office, upon Closing, and subject only to the terms of any leases identified in SCHEDULE 4.5 and SCHEDULE 4.6, any and all items located at those offices will be subject to disposition as directed by Buyer in its sole discretion.

         G.    Artwork.
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               i)     There are no claims, demands or proceedings instituted,
pending or, to the Knowledge of Seller, threatened by any Person pertaining to or challenging Topsville's or JGSL's right to use or ownership of any Artwork. Without limiting the foregoing, to the extent any Artwork was made or developed, in whole or in part, by any third party, such third-party work was a "work for hire".

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               ii)    After the Closing, Seller shall not use any trademark or
trade name that was used by MNNI, Topsville or JGSL, or any word or phrase that is similar to any of those trademarks or trade names, in connection with any goods, services, trade or business, nor shall Seller be associated, directly or indirectly, with any Person (other than MNNI, Topsville, JGSL or Buyer) who uses any of those trademarks or trade names, or any word or phrase that is similar to any of those trademarks or trade names, in connection with any goods, services, trade or business.

         H.    No Litigation; Labor Disputes; Compliance with Laws.
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               i)     Except as set forth on SCHEDULE 4.7, there
is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any court, commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Seller, threatened, to which MNNI, Topsville or JGSL is a party or which might have a Material Adverse Effect. To the Knowledge of Seller, there is no investigation by any commission, agency or other administrative or regulatory body or authority pending or threatened, which is concerned with the operations, business or affairs of MNNI, Topsville or JGSL, or the Shares, Topsville Shares or JGSL Shares.

               ii) To Seller's Knowledge, each of MNNI, Topsville and JGSL owns and operates, and has owned and operated, its properties and assets, and carries on and conducts, and has carried on and conducted, its business in compliance with all applicable federal, foreign, state and local laws, statutes,

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ordinances, rules and regulations (including those pertaining to equal employment opportunity, the environment and hazardous materials), and all court or administrative orders or processes, including but not limited to Occupational Safety and Health Administration, Equal Employment Opportunity Commission and National Labor Relations Board.

               iii) There is no litigation or proceeding of any nature pending or, to Seller's Knowledge, threatened against or affecting him, MNNI, Topsville, JGSL or any of their affiliates that might adversely affect (i) Seller's ability to fully and timely perform his obligations hereunder or (ii) the post-Closing conduct of MNNI's, Topsville's and JGSL's businesses. To Seller's Knowledge, there is no investigation pending or threatened against or affecting him, MNNI, Topsville, JGSL or any of their affiliates that might adversely affect (i) Seller's ability to fully and timely perform his obligations hereunder or (ii) the post-Closing conduct of MNNI's, Topsville's and JGSL's businesses.

               iv) Each of the employees listed in SCHEDULE 4.8 has been paid all compensation, fringe benefits and bonuses that are or may become due him/her from Topsville, and there is no dispute with any of those employees in that regard. None of those employees is entitled to pay in lieu of unused vacation days. Those employees who have unused vacation days, and the respective number thereof, are set forth in SCHEDULE 4.8. Such unused vacation days are further dealt with in Article VII, Section I(i)

               v) Seller shall, at his sole cost and expense, defend and fully indemnify Buyer, MNNI, Topsville and JGSL from any and all out of pocket loss, damage and expense (including reasonable attorneys' fees) which relates to or arises out of the litigation and potential litigation listed on SCHEDULE 4.7,

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as well as any other litigation or potential litigation that should have been listed on that schedule. Seller shall use his best efforts to settle, as soon as possible, the case of Topsville v. Pashkoff, listed on that schedule.

         I. Taxes. Except to the extent that it could not result in Liens against any of the Shares, the Topsville Shares, the JGSL Shares, or any assets or property of MNNI, Topsville or JGSL:

               i) To Seller's Knowledge, each of Seller, MNNI, Topsville and JGSL has filed all federal, foreign, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due (except that MNNI may not have filed a Form 5471 with respect to JGSL on its consolidated tax returns), and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. To Seller's Knowledge, each of Seller, MNNI, Topsville and JGSL has withheld all taxes required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or properly set aside and deposited in accounts for such purpose. To Seller's Knowledge, there are no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller, MNNI, Topsville or JGSL with respect to any taxable periods ending on or before or including the Closing Date. Irrespective of whether it results in Liens against any of the Shares, the Topsville Shares, the JGSL Shares, or any assets or property of MNNI, Topsville or JGSL, if any present or future contest of taxes or other assessments (whether known or unknown to Seller, and regardless of whether the assessment occurs before or after the Closing Date,

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and including, but not limited to, customs duties) which are owed or owing with respect to pre-Closing taxable periods (or the pre-Closing portion of taxable periods that include the Closing Date) is decided adversely to Seller, MNNI, Topsville or JGSL (or if any such taxes or assessments are not contested), Seller shall fully indemnify Buyer, MNNI, Topsville and JGSL against any and all resulting liabilities and assessments (including, but not limited to, any interest, fines or penalties that may be assessed). All such contests shall be at Seller's sole cost and expense. The aforesaid indemnification need not be made to such extent, if any, as the tax liability that is to be indemnified has, as set forth in Exhibit "A", already been deducted in arriving at the Purchase Price.

         J. Governmental Authorizations. No governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than those which apply to all businesses generally, are required for Topsville or JGSL to own and operate their businesses in the manner that they were operated during the two-year period preceding the Closing.

         K. Brokers. Neither this Agreement nor the sale and purchase of the Shares nor any other transaction contemplated by this Agreement was induced or procured through any Person who might have a claim to a brokerage fee, finder's fee or similar fee other than Arnold Sanford Cohen ("Cohen"). Cohen shall be entitled to a fee only if and when the Closing occurs. One-half of that fee (but in no event more than a maximum of seventy-five thousand dollars [$75,000]) shall be paid by Buyer. The balance of that fee shall be paid by Seller. Seller shall defend and indemnify Buyer against any claim that is made against Buyer for a brokerage fee, finder's fee or similar fee other than as provided herein, if such claim is based on alleged actions or conduct of Seller.

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         L.    Employee Benefit Plans. The consummation of the transactions contemplated hereby will not result in any liability on the part of MNNI, Topsville, JGSL or Buyer under any plan that is subject to ERISA, or in the violation of any obligation or duty that MNNI, Topsville, JGSL or Seller has under ERISA, or in any claim against MNNI, Topsville, JGSL or Buyer or the imposition of any liability or obligation upon MNNI, Topsville, JGSL or Buyer in respect of any plan of Seller or his affiliates that is subject to ERISA. Topsville is in full compliance with the terms and legal requirements of the 401(k) plan that was established by it, which plan is employee-funded only.

         M. Customer Satisfaction. To Seller's Knowledge, none of the Persons listed on SCHEDULE 4.9 has indicated, nor is there any reason to believe, that the volume of such Persons' purchase orders to Topsville during the 12-month period following the Closing will fall below the respective amounts forecast by Seller in SCHEDULE 4.9a. The forecasts made by Seller in SCHEDULE 4.9a are based on a careful and thorough analysis and assessment by Seller of all relevant factors known to him. Buyer acknowledges that it has met with the Persons listed on SCHEDULE 4.9 and that, based on such meetings, there is no reason to believe that the volume of such Persons' purchase orders to Topsville during the 12-month period following the Closing will fall below the respective amounts forecast by Seller in SCHEDULE 4.9a.

         N. Disclosure of Liabilities. All actual, potential and contingent liabilities of MNNI, Topsville and JGSL (including any that are disputed in any way) are fully and accurately disclosed in the financial statements annexed as Exhibit "B" (including any footnotes or other comments thereto). If not so fully

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and accurately disclosed, any and all additions or modifications are set forth in SCHEDULE 4.10. Annexed as Exhibit "F" is written consent, from the accountants who prepared the aforesaid financial statements, to the use of their audit opinions for the last three years in registration statements and reports that are filed with the SEC.

         O. Additional Representations and Warranties by Seller. Additional representations and warranties by Seller are set forth in Article VIII.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         A. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has full corporate power to consummate the transactions contemplated by this Agreement.

         B. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Buyer, and the consummation and effectiveness of the transactions to be done by Buyer contemplated hereby and thereby, are within the corporate power and authority of Buyer and have been duly authorized by all necessary corporate action by Buyer and do not require any further authorization or approval by any Person. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by Buyer, valid and binding obligations of Buyer, fully effective and enforceable against Buyer.

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         C.    Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement, the Note and the Consulting Agreement by Buyer does not and will not, after the giving of notice, or the lapse of time or both, or otherwise:

               i) conflict with, result in a breach of, or constitute a default under, the Certificate or Articles of Incorporation or bylaws of Buyer;

               ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule or regulation which is applicable to Buyer or any court or administrative order or process, or any contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer is bound and which relates to the Shares, the Topsville Shares, the JGSL Shares and/or the transactions contemplated hereby;

               iii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority (except for requisite SEC filings); or

               iv) require the consent of any Person under any contract, agreement, arrangement, commitment or plan to which Buyer is bound.

         D. Brokers. Neither this Agreement nor the sale and purchase of the Shares nor any other transaction contemplated by this Agreement was induced or procured through any Person who might have a claim to a brokerage fee, finder's fee or similar fee other than Arnold Sanford Cohen ("Cohen"). Cohen shall be

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entitled to a fee only if and when the Closing occurs. One-half of that fee (but in no event more than a maximum of seventy-five thousand dollars [$75,000]) shall be paid by Buyer. The balance of that fee shall be paid by Seller. Buyer shall defend and indemnify Seller against any claim that is made against Seller for a brokerage fee, finder's fee or similar fee other than as provided herein, if such claim is based on alleged actions or conduct of Buyer.

         E. Litigation. There is no litigation, proceeding or investigation of any nature pending or, to Buyer's knowledge, threatened against or affecting it or any of its affiliates that would materially adversely affect Buyer's ability fully to perform its obligations hereunder.

                                   ARTICLE VI.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         A. Compliance with Agreement. Seller shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

         B. Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all respects as of the Closing Date and, to Seller's Knowledge, that will not change after Closing except for post-Closing matters that will be in the sole control of Buyer.

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         C.    Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed, required to be delivered pursuant to this Agreement.

         D. Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities, or any third party.

         E. Absence of Investigations and Proceedings. Neither Seller nor Buyer nor MNNI nor Topsville nor JGSL shall be subject to any restraining order or injunction restraining or prohibiting the consummation of any of the transactions contemplated hereby; no action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this Agreement; and none of the parties to this Agreement shall have received written notice from any Person of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry) into the consummation of this Agreement or (ii) the actual commencement of such investigation.

         F. Absence of Liens. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Shares, the Topsville Shares or the JGSL Shares, nor (except as provided in SCHEDULES 4.1 and 4.2) on any of the assets or property of MNNI, Topsville or JGSL.

         G. Future Services of Key Personnel. Prior to the Closing, each of the Persons set forth in SCHEDULE 4.8a must have committed to continue to work for Topsville after the Closing, and, to Seller's Knowledge, there shall be no reason to believe that any of those commitments is untrue or that any of the Persons who made such a commitment plans to terminate his/her employment in the foreseeable future after Closing. If, as of the time of Closing, a Person listed on SCHEDULE 4.8a has indicated that he/she (i) will not continue to work for Topsville or (ii) plans to terminate his/her employment in the foreseeable future, Seller shall, at Closing, modify SCHEDULE 4.8a accordingly. At Closing, Natoosh, LLC ("Consultant"), a company whose principal is Seller, must enter into a written consulting agreement with Buyer in the form annexed as Exhibit "C" (the "Consulting Agreement"). Seller must be insurable, and must submit to and cooperate in being insured, for Buyer's benefit, for no less than $2 million in life insurance. Such life insurance policy will not be maintained by Buyer for more than one year after the termination of the Consulting Agreement, as the same may be extended or renewed.

         If any of the conditions set forth in this Article VI has not been satisfied, Buyer may in its sole discretion nevertheless elect to proceed with the consummation of the transactions contemplated hereby, without thereby waiving (except to the limited and specific extent set forth in SCHEDULE 6.1) any of Seller's representations, warranties or obligations.

                                  ARTICLE VII.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         A. Compliance with Agreement. Buyer shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

         B. Representations and Warranties. The representations and warranties made by Buyer shall be true and correct in all respects as of the Closing Date.

         C. Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller the following: (i) the $1,745,702 referred to in Article II, Section B, (ii) the Note, (ii) the Consulting Agreement, and (iii) the Factoring Assignment.

         D. Absence of Investigations and Proceedings. Neither Seller nor Buyer nor MNNI nor Topsville nor JGSL shall be subject to any restraining order or injunction restraining or prohibiting the consummation of any of the transactions contemplated hereby; no action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this Agreement; and none of the parties to this Agreement shall have received written notice from any Person of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry) into the consummation of this Agreement or (ii) the actual commencement of such investigation.

         If any of the conditions set forth in this Article VII has not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated hereby, without thereby waiving (except to the limited and specific extent set forth in SCHEDULE 7.1) any of Buyer's representations, warranties or obligations.

                                  ARTICLE VIII.
                              ADDITIONAL AGREEMENTS

         A. Installment Payments to Seller. Subject to the rights of offset and recoupment discussed in Section J of this Article VIII, Buyer shall, on the dates set forth below, cause the following additional payments to be made to Seller on account of the Purchase Price for the Shares:

               i)     $500,000 - three (3) months after the Closing Date

               ii)    $400,000 - six (6) months after the Closing Date

               iii)   $300,000 - nine (9) months after the Closing Date

               iv)    $200,000 - one (1) year after the Closing Date

               v)     $100,000 - fifteen (15) months after the Closing Date.

Buyer's obligation to make such payments will be evidenced by a non-negotiable promissory note in the form annexed as Exhibit "D" (the "Note").

         B.    Seller's Right to Receive Certain Assets.
               ----------------------------------------

               i) SCHEDULE 8.1 sets forth items that have previously been delivered to Capital as collateral security for Topsville's performance under the Factoring Agreement. Capital is, by separate agreement, releasing those items only. To the extent that an item listed on SCHEDULE 8.1 is being released to Seller, Seller's right to such distribution is pursuant to the Redemption Agreement.

               ii) SCHEDULE 8.2 sets forth obsolete inventory and non-first quality inventory of Topsville that is being distributed to Seller. Seller's right to such distribution is pursuant to the Redemption Agreement.

               iii) SCHEDULE 8.3 sets forth accounts receivable of Topsville, unpaid as of the Closing Date, which were assigned to Capital pursuant to the Factoring Agreement. Pursuant to the Factoring Assignment, such accounts receivable are being assigned to Buyer. Subject to the terms of (i) the Factoring Assignment and (ii) Buyer's rights of offset and/or recoupment, the Excess referred to in the Factoring Assignment will be paid over to Seller. Seller's right to such distribution is pursuant to the Redemption Agreement. After the Closing, Topsville will make reasonable collection efforts (not including incurrence of attorney's fees or other extraordinary expenses), in the ordinary course of its business and without cost to the Seller, to collect the receivables set forth in SCHEDULE 8.3 and, upon collection, to remit the same to Jaclyn, pursuant to Jaclyn's rights under the Factoring Assignment.

         C.    Topsville's Inventory and Work In Process.
               -----------------------------------------

         Seller represents and warrants that annexed as SCHEDULE 8.4 is a full and accurate list of (i) Topsville's inventory of finished goods and (ii) all work in process ("WIP") of Topsville, which WIP list includes a correlation, by the number of to-be-finished units and their particular style number, of each particular work in process with the numbered customer purchase order that that work is intended to fill. Seller represents and warrants that true and complete copies of the aforesaid purchase orders have been delivered to Buyer prior to Closing. Seller represents and warrants that none of those purchase orders has been cancelled or modified, in whole or in part, that Topsville will not make any cancellation or modification, in whole or in part, and that none of the customers of those orders has indicated that it intends to cancel or modify them, in whole or in part. There may be a variance of not more than two percent (2%) between the raw materials and piece goods that are being used in the WIP and the finished goods resulting therefrom, which variance will be attributable to ordinary and customary loss in the cutting and assembly of goods.

         D.    "Backlog" Orders.
               ----------------

         Seller represents and warrants that annexed as SCHEDULE 8.5 is a full and accurate list of all "backlog" orders of Topsville, together with their related cost sheets. Seller represents and warrants that true and complete copies of such orders have been delivered to Buyer prior to Closing. Seller represents and warrants that none of such orders has been cancelled or modified, in whole or in part, that Topsville will not make any cancellation or modification, in whole or in part, and that none of the customers of those orders has indicated that it intends to cancel or modify them, in whole or in part. Seller further represents and warrants that the orders set forth on
SCHEDULE 8.5 will generate post-Closing receivables of at least $21 million at the Prescribed Margin Level and that all of those receivables will be free of any Lien except for such Lien as Buyer, and only Buyer, will have as assignee of the Factoring Agreement.

         E.    Piece Goods and Raw Materials.
               -----------------------------

         Seller represents and warrants that annexed as SCHEDULE 8.6 is a full and accurate list of all piece goods and raw materials that are owned by Topsville and are not part of SCHEDULE 8.2.

         F.    Protection of Goodwill and Value.
               --------------------------------

               i) The Purchase Price was arrived at with the understanding that the value of the Shares, and the interest that they represent, will be severely and irreparably damaged by the possibility that customers of Topsville may do business with Persons, other than Buyer, with whom Seller has some connection. In order to avoid such a possibility, for the period set forth in subdivision (iii), Seller agrees not to engage in any of the following activities:

                      (a) provide direct or indirect financing to any Person who is engaged in the manufacture, sale, distribution or marketing of children or infants' apparel in the United States;

                      (b) have any direct or indirect ownership or equity interest in any Person who is engaged in the manufacture, sale, distribution or marketing of children or infants' apparel in the United States;

                      (c) directly or indirectly provide consulting services or other assistance to any Person who is engaged in the manufacture, sale, distribution or marketing of children or infants' apparel in the United States;

                      (d) be directly or indirectly employed by any Person who is engaged in the manufacture, sale, distribution or marketing of children or infants' apparel in the United States;

                      (e) directly or indirectly solicit or induce any Person to cease being a customer of Buyer or to diminish its purchases from Buyer;

                      (f) directly or indirectly solicit or induce any Person to become a children or infants' apparel customer of, or to increase its purchases of children or infants' apparel from, any Person other than Buyer.

               ii) The restrictions set forth in subdivision (i)(b) of this Section "F" shall not apply in a situation in which the "ownership or equity interest" consists solely of shareholder status in a publicly-held and publicly-traded company, but only if all of the following conditions to such an exemption are met: (1) the aggregate shareholdings of both Seller and the members of his family (to the second degree of kinship) do not exceed five (5%) percent, (2) no member of Seller's family (to the second degree of kinship) is an officer, director or executive employee of the publicly-held and publicly-traded company, and (3) none of subdivisions (a), (c), (d), (e) or (f) of this Section "F" is applicable to the situation.

               iii) The restrictions set forth in subdivision (i) of this Section "F" shall apply until six (6) months after the termination of the

Consulting Agreement (as the same may be extended or renewed), irrespective of why or by whom the Consulting Agreement is terminated. Notwithstanding the immediately preceding sentence, if the Consulting Agreement is terminated within one year after the Closing Date, Buyer may, at its option, continue to impose the restrictions set forth in subdivision (i) of this Section "F" until eighteen
(18) months after the Closing Date, but only if, during that 18-month period, Buyer is making the payments that are required to be made to the consultant pursuant to the Consulting Agreement (except for allowable offsets against those payments). This reference to making payments during the said 18-month period shall not be construed as relieving Buyer from its respective financial obligations under the Consulting Agreement for the full duration of the initial 30-month term of that agreement, except that Buyer shall be relieved from those obligations if the Consulting Agreement is rightfully terminated by it pursuant
P. P. 5-6 of the Consulting Agreement. If Buyer does not exercise the aforesaid option, or if the option is exercised but the payments that are necessary for its effectiveness are not made, the aforesaid six-months-after-termination-of-the-Consulting-Agreement period shall apply.

         G.    Hiring Restrictions.
               -------------------

               i) As a further inducement to Buyer to pay the Purchase Price, Seller agrees that, subject to the limited exceptions set forth in subdivision (vi), until five (5) years after the termination of the Consulting Agreement (as the same may be extended or renewed, and irrespective of why or by whom the Consulting Agreement is terminated), he will not engage in any of the following activities:

                      (a) provide direct or indirect financing to any Person (other than Buyer, MNNI, Topsville or JGSL) who hires or engages a Restricted Person after the Closing;

                      (b) have any direct or indirect ownership or equity interest in any Person (other than Buyer, MNNI, Topsville or JGSL) who hires or engages a Restricted Person after the Closing;

                      (c) directly or indirectly provide consulting services or other assistance to any Person (other than Buyer, MNNI, Topsville or JGSL) who hires or engages a Restricted Person after the Closing, if such consulting services or assistance relate to any product or service with which the Restricted Person is involved;

                      (d) be directly or indirectly employed by any Person (other than Buyer, MNNI, Topsville or JGSL) who hires or engages a Restricted Person after the Closing, if such employment relates to any product or service with which the Restricted Person is involved;

                      (e) solicit or induce any Restricted Person to cease being an employee or sales representative of Buyer, MNNI, Topsville or JGSL.

               ii) "Restricted Person" means (i) any employee, consultant or sales representative of Buyer, MNNI, Topsville or JGSL who, immediately after Closing, is or previously was an employee, consultant or sales representative of MNNI, Topsville or JGSL or (ii) any person who is listed on SCHEDULE 8.7. After the Closing, Buyer shall have the unilateral right, on notice to Seller, to add persons from among the following to SCHEDULE 8.7: (i) employees, consultants (other than Natoosh, LLC) or sales representatives of Buyer, MNNI, Topsville or JGSL who became such after the Closing and/or (ii) employees, consultants (other than Natoosh, LLC) or sales representatives of Buyer, MNNI, Topsville or JGSL with whom Seller has contact during the term of the Consulting Agreement.

               iii) The restrictions of this Section "G" shall apply (1) irrespective of whether the Restricted Person was solicited by Seller or the Person(s) referred to in subdivisions (i)(a) through (i)(d), and (2) irrespective of why the Restricted Person's employment or engagement by Buyer, MNNI, Topsville or JGSL terminated.

               iv) The restriction set forth in subdivision (i)(b) of this Section "G" shall not apply in a situation in which the "ownership or equity interest" consists solely of shareholder status in a publicly-held and publicly-traded company, but only if all of the following conditions to such an exemption are met: (1) the aggregate shareholdings of both Seller and the members of his family (to the second degree of kinship) do not exceed five (5%) percent, (2) neither Seller nor any member of his family (to the second degree of kinship) is an officer, director or executive employee of the publicly-held and publicly-traded company, and (3) none of subdivisions (a), (c), (d) or (e) of this Section "G" is applicable to the situation.

               v) The restrictions of this Section "G" shall not apply to a Restricted Person once that Restricted Person's employment or engagement by Buyer, MNNI, Topsville and/or JGSL has terminated for at least two (2) years.

               vi) During the otherwise-applicable restriction period, Seller's restrictions with respect to the following Restricted Persons are modified as set forth in this subdivision (vi).

                      1. Maurice Amiel shall be entitled to perform work for Seller personally and in connection with his companies, but only if such work does not interfere with the performance of Maurice Amiel's work, duties and responsibilities for MNNI, Topsville, JGSL or Buyer.

                      2. Seller may engage in business ventures with Dana Rader, but only if such ventures do not involve or relate to the manufacture, sale, distribution or marketing of children or infants' apparel in the United States.

                      3. Seller may engage in business ventures with Leonard Jaffee, but only if such ventures do not involve or relate to the manufacture, sale, distribution or marketing of children or infants' apparel in the United States.

                      4. Seller may engage in business ventures with Lori Nitzberg, even if such ventures involve or relate to the manufacture, sale, distribution or marketing of children or infants' apparel, but not during the period that Seller is prohibited from engaging in such ventures pursuant to
Article VIII, Section F.

                      5. Seller may use the professional services of attorneys or accountants who represented MNNI, Topsville or JGSL, but only if that will not conflict with those Restricted Persons' duties to MNNI, Topsville or JGSL, including, but not limited to, their responsibilities in respect of the litigation referenced in SCHEDULE 4.7.

         H.    Adjustments.
               -----------

               i) It is acknowledged that Buyer is not doing a manual count or analysis of Topsville's inventory, WIP or raw materials before the Closing. To the extent, if any, that a post-Closing count or analysis indicates that
SCHEDULE 8.4 (subject to allowable variance) or SCHEDULE 8.6 does not accurately reflect those items, the Purchase Price will, after due consultation by the parties about any inaccuracies, be modified accordingly. In connection with such consultation, Seller shall be afforded an opportunity to review the pertinent business records of Topsville to verify the position taken by Buyer. If, notwithstanding being afforded an opportunity for such review, Seller is unable or unwilling to agree on the amount of adjustment that should be made because of inaccuracies in SCHEDULE 8.4 or SCHEDULE 8.6, and if such dispute continues for at least thirty (30) days, the issue of "What amount of adjustment should be made because of inaccuracies in SCHEDULE 8.4 or SCHEDULE 8.6?" -- and only that issue -- shall be submitted to an independent accounting firm, jointly selected by Buyer and Seller, whose (i) determination shall be final and binding and (ii) cost shall be jointly borne by Buyer and Seller. The provisions of this subdivision regarding submission to an independent accounting firm shall be enforced in accordance with Article 76 of the New York Civil Practice Law and Rules. In the event of undue delay by Seller in conducting the aforesaid review, in selecting an independent accounting firm, or in cooperating with or participating in that independent accounting firm's proceedings, Buyer may unilaterally make an adjustment, which unilateral adjustment shall be subject to correction by the independent accounting firm, if and when its determination is made.

               ii) In calculating the Purchase Price, Buyer is assuming that all actual, potential and contingent liabilities and assets of Topsville and JGSL have been accurately recorded in accordance with GAAP and fully disclosed. To the extent, if any, that post-Closing events indicate otherwise, the Purchase Price will, after due consultation by the parties about any inaccuracies, be modified down (because of liabilities) or up (because of assets) accordingly. If, notwithstanding being afforded an opportunity for such consultation, Seller is unable or unwilling to agree on the amount of adjustment that should be made, and if such dispute continues for at least ten (10) business days, Buyer may unilaterally make an adjustment, which unilateral adjustment shall be subject to correction by legal action.

               iii) Certain bills of Topsville that would reduce the formula by which the Purchase Price was calculated may not be received or booked by Topsville until after the Closing Date. Once they are properly booked, the amount thereof will be credited towards the next installment due under the Note. The basis for such credit will be reported to Seller, and Seller shall be provided with appropriate documentation with respect thereto.

         I.    Payment of Certain Liabilities.
               ------------------------------

               i) Except as set forth in subdivision (ii), and except for those accounts payable, prospective lease payments and accrued expenses that are set forth in SCHEDULE 8.8, all liabilities of MNNI, Topsville and JGSL that accrued prior to the Closing Date or are attributable to pre-Closing events (e.g., taxes and customs obligations [even if assessed after Closing], but in the case of taxes only if attributable to pre-Closing taxable periods or the pre-Closing portion of taxable periods that include the Closing Date) shall be the responsibility of Seller. Seller shall pay (or otherwise fully eliminate) all of those liabilities at or prior to Closing. This includes, but is not limited to, any inter-company liabilities (including the one with Topsville Brands, Inc.) and the 9.65% note payable to a former shareholder. Buyer may, at its option, draw checks for any liabilities which are not so paid or eliminated by Seller out of the sum that would otherwise be paid to Seller under Article

II, Section B. To the extent, if any, that Buyer gives any of the persons listed on SCHEDULE 4.8 additional post-Closing vacation days because of unused pre-Closing vacation days, Buyer shall not deduct the cost of such additional post-Closing days from the Purchase Price. Seller shall have the right, at his sole cost and expense, to contest any taxes for which he is liable hereunder, before or after such taxes are paid, in the name of the entity against whom such taxes are asserted, and Buyer shall cause each such entity to take such actions and to provide such Form 2848 and similar tax powers of attorney as are reasonably necessary to enable Seller to undertake, control the conduct of and make all decisions with respect to such contest. If Seller successfully contests any such taxes after the taxes have been paid, Buyer shall pay to Seller the taxes recovered in that contest, but only to the extent that such taxes were previously paid by Seller directly or by way of offset, recoupment or adjustment of the Purchase Price

               ii) The following pre-Closing liabilities of Topsville or JGSL shall, in accordance with the payment schedule set forth in SCHEDULE 8.9, be paid by Topsville or Buyer after the Closing. The fact that such payments will be made does not affect the calculation of the Purchase Price: $67,000 that is due Max Nitzberg; $138,425 that is due Dana Rader; $25,000 that is due Maurice Amiel. In the event that Seller pays any of those liabilities at or before Closing, the payment that SCHEDULE 8.9 otherwise required to the payee(s) to whom Seller made such payment shall, instead, be made to Seller by Topsville or Buyer, but only on the same installment schedule that SCHEDULE 8.9 prescribed.

               iii) SCHEDULE 8.10 sets forth the particulars regarding vendors of Topsville with whom Seller made arrangements whereby Topsville could take, as a credit towards the amount due them, chargebacks that Topsville's customers make because of defects which are attributable to goods provided by those vendors. To the extent, if any, that, because of such arrangements, (i) Topsville ends up paying a listed vendor a sum that is less than its recorded payable and (ii) the "savings" to Topsville in that regard exceed the amount of corresponding chargebacks made by Topsville's customers, such "excess savings" shall be paid to Seller.

         J. Mistaken Payments Or Deductions; Buyer's Rights To Offsets And/Or Recoupment.
               -----------

               i) In the event any customer or other debtor of Topsville makes payment to Seller (or for Seller's benefit, e.g., to Capital) or makes a chargeback, deduction or other claim of any nature whatsoever against MNNI, Topsville, JGSL or Buyer because of (i) a transaction that occurred prior to the Closing Date or (ii) goods that were purchased from Topsville prior to the Closing Date, Buyer shall (without limitation of its rights or remedies) have the right to offset and/or recoup the amount of such payment, chargeback, deduction or claim against/from any money that it owes Seller and/or the Consultant, including, but not limited to, payments due under or pursuant to the Note, the Consulting Agreement and/or the Factoring Assignment.

               ii) In the event a breach of any of Seller's representations, warranties or obligations under this agreement causes MNNI, Topsville, JGSL or Buyer to incur any out of pocket loss, damage or expense, Buyer shall (without limitation of its rights or remedies) have the right to offset and/or recoup the amount of such loss, damage and expense against/from any money that its owes Seller and/or the Consultant under the Consulting Agreement, including, but not limited to, payments due under or pursuant to the Note, Consulting Agreement and/or the Factoring Assignment.

               iii) In the event that any claim is made against Buyer, MNNI, Topsville or JGSL because of liabilities of MNNI, Topsville or JGSL that are the responsibility of Seller under Article VIII, Section I(i), Buyer shall (without limitation of its rights or remedies) have the right to offset and/or recoup the amount of such claim against/from any money that its owes Seller and/or the Consultant under the Consulting Agreement, including, but not limited to, payments due under or pursuant to the Note, Consulting Agreement and/or the Factoring Assignment.

               iv) In the event Seller fails to make any adjustment to the Purchase Price that is reasonably warranted pursuant to Article VIII, Section H, Buyer shall (without limitation of its rights or remedies) have the right to offset and/or recoup the amount of the adjustment that is reasonably warranted against/from any money that they it owes Seller and/or the Consultant under the Consulting Agreement, including, but not limited to, payments due under or pursuant to the Note, the Consulting Agreement and/or the Factoring Assignment.

               v) Buyer shall notify Seller of any mistaken payment, chargeback or deduction that gives rise to a right of offset or recoupment under subdivision (i) within ten (10) business days after the actual making of such payment, or the actual taking of such chargeback or deduction, has become known to Buyer. If Seller does not promptly cause the mistaken payment, chargeback or deduction to be rectified, Buyer shall proceed with the offset or recoupment.

               vi) Buyer shall notify Seller of any claim that gives rise to a right of offset or recoupment under subdivision (i), any situation that gives rise to a right of offset or recoupment under subdivision (ii), any loss, damage or expense that gives rise to a right of offset or recoupment under subdivision
(ii), or any claim that gives rise to a right of offset or recoupment under subdivision (iii) within a reasonable time after the existence of same has become known to Buyer. If Seller does not promptly cause the loss or damage to be made whole, or the expense (to the reasonable extent of its amount) to be made whole, or, in the case of a claim or situation which has not yet resulted in loss or damage, does not promptly cause Buyer to be fully indemnified and adequately protected against such claim or situation, Buyer shall proceed with the offset or recoupment.

               vii) The amount of any mistaken payment that is made to Seller or for Seller's benefit shall not be deemed the property of its recipient (whether that be Seller, Capital or anyone else), but, rather, shall be deemed property held in trust by that recipient for the benefit of Topsville (but need not be segregated by the recipient for such purpose), and the recipient shall promptly pay over the amount of such mistaken payment to Topsville. The Factoring Assignment includes an undertaking by Capital in respect of mistaken payments.

               viii) In the event the basis for an adjustment, offset and/or recoupment or other remedy of Buyer has been rectified, the adjustment, offset and/or recoupment shall, to the extent of such rectification, be reversed, and, if such reversal requires payment, such payment shall be made within ten (10) business days. In that regard, the fact that Buyer has unilaterally made an adjustment, offset and/or recoupment shall not preclude Seller from contesting the basis for such adjustment, offset and/or recoupment, including contesting the same with a third party whose conduct constituted the basis for the adjustment, offset and/or recoupment. Any such contest shall be at Seller's sole cost and expense. Buyer shall provide reasonable cooperation to Seller (at Seller's expense) in Seller's contest with such a third party, including such reasonable access to Buyer's, MNNI's and Topsville's personnel, books and records as may be necessary for that contest. To the extent that requirements of law make it necessary for Seller to pursue such contest with a third party in the name of MNNI, Topsville or JGSL, Buyer shall not unreasonably withhold its consent from Seller pursuing such contest in the name of MNNI, Topsville or JGSL, all, however, at Seller's sole cost and expense.

         K. Indemnification of Seller. SCHEDULE 8.11 sets forth the extent, if any, to which Topsville, JGSL or Buyer will indemnify Seller.

         L. Crediting of Insurance Proceeds. To the extent that Seller or Buyer actually collects insurance proceeds which cover all or part of a liability that Seller or Buyer has to the other pursuant to this Agreement, the amount of such collected proceeds shall be credited towards that liability. Nothing contained herein shall be construed as imposing an obligation on Seller or Buyer to pursue such an insurance claim.

         M.    Seller's Redemption Agreement.
               -----------------------------

               (a) Seller represents and warrants that, prior to the signing of this Agreement, Seller, MNNI and Topsville entered into and consummated a redemption agreement, dated January 10, 2002 (the "Redemption Agreement") pursuant to which MNNI acquired from Seller (i) all of the shares of Topsville

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that MNNI did not previously own (free of all liens, encumbrances and claims upon such shares) and (ii) certain shares of MNNI (free of all liens, encumbrances and claims upon such shares), which Redemption Agreement also provided for MNNI to make the distributions referred to in Article VIII, Section
B. Seller represents and warrants that, prior to the signing of this Agreement,
(i) Seller has become the owner of 100% of the outstanding shares of MNNI (free of all liens, encumbrances and claims upon such shares) and (ii) MNNI has become the owner of 100% of the outstanding shares of Topsville (free of all liens, encumbrances and claims upon such shares). Buyer was not and is not a party to the Redemption Agreement. Seller represents and warrants that in no way shall Buyer's rights and interests as owner of the Shares following the Closing (free of all liens, encumbrances and claims upon such shares) or MNNI's rights and interests as owner of the Topsville Shares (free of all liens, encumbrances and claims upon such shares) be adversely affected by the performance, non-performance or manner of performance of the Redemption Agreement by any party to that agreement. Seller shall fully indemnify Buyer against any such adverse effect, as well as against any and all claims that may be made against Buyer because of the Redemption Agreement, including, but not limited to, any claims for tax liabilities which relate to the Redemption Agreement.

               b) Article VIII, Section B sets forth distributions that the parties to the Redemption Agreement have provided are to be made to Seller pursuant to that agreement.

               c) Notwithstanding that the Closing is deemed effective as of the end of business on the Closing Date, Seller shall, by his signature to this Agreement, and immediately upon such signing, be deemed to have done the following: (i) immediately resigned as an officer and director of MNNI and Topsville, (ii) as the-then sole shareholder of MNNI, which, in turn, is the-then sole shareholder of Topsville, immediately elected Robert Chestnov as president of both MNNI and Topsville. Seller acknowledges that, as president, only Robert Chestnov shall have the power and authority to take significant corporate acts on behalf of Topsville until such time as the Closing becomes effective. Immediately following the effectiveness of the Closing, Buyer, as the-then sole shareholder of MNNI, shall have the exclusive right to elect (or control the election) of such persons as it, in its sole discretion, chooses to be the officers and directors of MNNI and its subsidiaries.

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                                   ARTICLE IX.
                                  MISCELLANEOUS

         A. Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer, Seller shall, at his own cost and expense, execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, possess, use and/or record title to the Shares. Seller agrees, at his own cost and expense, to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to, use and possession of the Shares in the condition and manner contemplated by this Agreement.

         B. Survival. The Closing shall not be deemed to extinguish any representations, warranties or other agreements contained herein which, by their nature or purpose, should survive the Closing. The transactions contemplated by this Agreement shall survive any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

         C. Entire Agreement; Amendment; and Waivers. This Agreement and the documents that are to be executed and delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. This Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought to be enforced. The failure (whether or not knowing and whether or not prolonged) to take action against a breach or default under this Agreement shall not be construed as a waiver of the right to take action against such or a similar breach or default, it being understood that no waiver shall be effective and no waiver is to be relied upon unless it be made in a writing signed by the party charged with it.

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

         D. Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and their respective successors and assigns. In no event shall any employee of MNNI, Topsville or JGSL, or the aforesaid broker, Cohen, be deemed a third party beneficiary of any provision of this Agreement.

         E. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given on the date when personally delivered to an officer of the other party or when sent by confirmed facsimile transmission to the number (and copy number) shown below; or, if sent by commercial overnight delivery service, then one (1) business day after being properly deposited for delivery by commercial overnight delivery service, prepaid; or, if sent by U.S. mail, then three (3) business days after being properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows; unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of facsimile number:

If to Buyer:             Jaclyn, Inc.
                         635-59th Street
                         West New York, New Jersey 07093
                         Attention: Robert E. Chestnov
                         Fax No.: (201) 868-6525

With a copy to:          Robert J. Kaplan, Esq.
                         15 Maiden Lane
                         New York, New York 10038
                         Fax No.: (212) 964-0867

If to Seller:            Mark Nitzberg
                         86 Rock Road West
                         Green Brook, New Jersey 08812
                         Fax No.: (908) 769-7230

With a copy to:          Philip Klein, Esq.
                         Klein & Liss
                         40 Park Avenue South
                         12th Floor
                         New York, New York 10016
                         Fax No.: (212) 683-7737


         F. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Section headings are inserted for convenience of reference only and shall be disregarded in interpreting this Agreement.

         G. Severability. If any word, provision, clause or other part of this Agreement, or the application thereof under certain circumstances, is held invalid, or unenforceable, the remainder of this Agreement, or the application of such word, provision, clause or other part under different circumstances, shall not be affected thereby. In the event any word provision, clause or other part of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful. To effect such modification, the said word, provision, clause or other part shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

         H. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without regard to the conflict of law principles thereof. Except to the limited extent provided in
Article VIII, Section H, Subdivision (i), any controversy arising out of or relating to this Agreement, or any duty created thereby, shall be resolved without a jury in a federal or state court located within the City of New York (and/or in any appellate court therefrom) and in no other forum. The parties consent to jurisdiction in such courts, waive any objection to such exclusive venue, waive trial by jury, and agree that service of the summons to such proceedings (and of any papers which may accompany it) shall be deemed sufficient if made by certified mail, postage prepaid, addressed to the parties' addresses as designated in or hereafter changed under Article IX, Section E.

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Service by such method shall be deemed complete five (5) business days after such mailing. Seller acknowledges that, without limiting or precluding other appropriate remedies, the remedies of injunction and/or specific performance are necessary and proper to enforce his obligations under Article IV, Section G,
Article VIII, Section F, Article VIII, Section G, and Article IX, Section A, and, further, that, in the event a temporary injunction is obtained, Seller waives the right to a bond.

         IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the day and year first above written.


                                            "BUYER"

                                            JACLYN, INC.

                                            By: /s/ ROBERT CHESTNOV
                                                --------------------------------
                                            Name: Robert Chestnov
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------


                                            "SELLER"

                                            /s/ MARK NITZBERG
                                            ------------------------------------
                                            Mark Nitzberg

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